Exhibit 99.7

Xcerra Corporation to be Acquired by Sino IC Capital

Dear Valued Sales Representatives:

I’m excited to let you know that Xcerra has signed a definitive agreement to be acquired by an affiliate of Sino IC Capital, one of the largest private equity funds in China, for $10.25 per share in cash. This means that, upon the satisfaction or waiver of customary conditions to closing, including regulatory approval and shareholder approval, Xcerra will become a private company and will no longer trade shares on the Nasdaq stock exchange.

We do not expect the Company’s change in ownership to have any impact on the day-to-day operations of the company and we do not expect that the transaction will change our relationship and commitment to you. We expect the Company’s management team will remain the same and that all company operations will continue as planned.

With greater financial backing, Xcerra will be able to focus on innovation and bringing additional products and solutions to our customers. More importantly, with Sino IC Capital’s backing we can potentially target new market segments for Xcerra.

Our sales representatives and customers should expect business as usual before the deal closes and, just as importantly, after the deal closes which we expect to be by end of calendar year. Upon closing, Xcerra will remain a global company headquartered in Norwood, Massachusetts, USA.

I want to thank you for your continued support as we build an even stronger Xcerra.

If you have any further questions please do not hesitate to reach out to your main contact at Xcerra.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this communication may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction involving Xcerra Corporation (“Xcerra”) and Unic Capital Management Co., Ltd. (“Parent”) and the ability to consummate the transaction. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the transaction are not satisfied, including the failure to timely or at all obtain stockholder approval for the transaction or the failure to timely or at all obtain any required regulatory clearances, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) or from the Committee on Foreign Investment in the United States (CFIUS); uncertainties as to the timing of the consummation of the transaction and the ability of each of Xcerra and Parent to consummate the transaction, including as a result of the failure of Parent to obtain or provide on a timely basis or at all the necessary financing; risks that the transaction disrupts the current plans and operations of Xcerra; the ability of Xcerra to retain and hire key personnel; competitive responses to the transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Xcerra’s most recent Annual Report on Form 10-K, and Xcerra’s more recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Xcerra can give no assurance that the conditions to the transaction will be satisfied. Except as required by applicable law, Xcerra undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Participants in the Solicitation

Xcerra and its directors and executive officers and certain of its other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Xcerra’s directors and executive officers is included in Xcerra’s Annual Report on Form 10-K for the year ended July 31, 2016, filed with the SEC on September 16, 2016, and the proxy statement for Xcerra’s 2016 annual meeting of stockholders, filed with the SEC on October 28, 2016. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated below.

Additional Information and Where to Find It

This document is being delivered in respect of the proposed transaction involving Xcerra and Parent. Xcerra intends to file with the SEC a proxy statement in connection with the proposed transaction as well as other documents regarding the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Xcerra and will contain important information about the proposed transaction and related matters. XCERRA’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Xcerra with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders of Xcerra will be able to obtain free copies of the proxy statement from Xcerra by contacting Investor Relations by mail at Attn: Investor Relations, 825 University Avenue, Norwood, Massachusetts 02062.